SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                               _________________


                                  SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2(1)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               EMCORE CORPORATION
                                (Name of issuer)


                           Common Stock, no par value
                         (Title of class of securities)


                                    290846104
                                 (CUSIP number)


          Check the following box if a fee is being paid with this statement( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (CONTINUED ON FOLLOWING PAGE(S))

                               (Page 1 of 6 Pages)

-------------------                                          -----------------
CUSIP No. 290846104                   13G                    Page 2 of 6 Pages
-------------------                                          -----------------


------------------------------------------------------------------------------
         1      NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Robert Louis-Dreyfus

------------------------------------------------------------------------------
         2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) (x)
                                                                     (b) ( )


------------------------------------------------------------------------------
         3      SEC USE ONLY

------------------------------------------------------------------------------
         4      CITIZENSHIP OR PLACE OF ORGANIZATION
                [Switzerland]

------------------------------------------------------------------------------
           NUMBER OF                 5      SOLE VOTING POWER
            SHARES                          0
         BENEFICIALLY
         OWNED BY EACH
           REPORTING
          PERSON WITH

                                ----------------------------------------------
                                     6      SHARED VOTING POWER*
                                            1,650,045

                                ----------------------------------------------
                                     7      SOLE DISPOSITIVE POWER
                                            0

                                ----------------------------------------------
                                     8      SHARED DISPOSITIVE POWER*
                                            1,650,045

------------------------------------------------------------------------------
         9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                REPORTING PERSON
                1,650,045*

------------------------------------------------------------------------------
         10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES                                           (  )

------------------------------------------------------------------------------
         11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                16.9%

------------------------------------------------------------------------------
         12     TYPE OF REPORTING PERSON
                IN
------------------------------------------------------------------------------

    * See footnote on page 4.

-------------------                                          -----------------
CUSIP No. 290846104                   13G                    Page 3 of 6 Pages
-------------------                                          -----------------










------------------------------------------------------------------------------
         1      NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Gallium Enterprises Inc.

------------------------------------------------------------------------------
         2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) (x)
                                                                   (b) ( )


------------------------------------------------------------------------------
         3      SEC USE ONLY

------------------------------------------------------------------------------
         4      CITIZENSHIP OR PLACE OF ORGANIZATION
                [New York]

------------------------------------------------------------------------------
          NUMBER OF                 5       SOLE VOTING POWER
            SHARES                          1,650,045
         BENEFICIALLY
        OWNED BY EACH
          REPORTING
         PERSON WITH

                               -----------------------------------------------
                                    6       SHARED VOTING POWER
                                            0

                               -----------------------------------------------
                                    7       SOLE DISPOSITIVE POWER
                                            1,650,045

                               -----------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            0

------------------------------------------------------------------------------
         9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                REPORTING PERSON
                1,650,045

------------------------------------------------------------------------------
        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES                                         ( )

------------------------------------------------------------------------------
        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                16.9%

------------------------------------------------------------------------------
        12      TYPE OF REPORTING PERSON
                CO
------------------------------------------------------------------------------

ITEM 1(A).   NAME OF ISSUER:
             EMCORE Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             394 Elizabeth Avenue
             Somerset, New Jersey 08873

ITEM 2(A).   NAME OF PERSON FILING:

             This statement is filed on behalf of:

                  (a) Robert Louis-Dreyfus
                  (b) Gallium Enterprises Inc.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The principal business address of the Reporting Persons is:

                  (a) Robert Louis-Dreyfus:
                      Gallium Enterprises Inc.
                      c/o Harborstone Capital
                      152 West 57th Street
                      21st Floor
                      New York, New York 10019

                  (b) Gallium Enterprises Inc.
                      c/o Harborstone Capital
                      152 West 57th Street
                      21st Floor
                      New York, New York 10019

ITEM 2(C).  CITIZENSHIP:

                  (a) Robert Louis-Dreyfus:  Switzerland

                  (b) Gallium Enterprises, Inc.:  British Virgin Islands

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, no par value.



     * Consists of 1,217,510 shares and warrants to purchase 432,535 shares held by Gallium Enterprises Inc. Gallium Enterprises Inc. is controlled by Robert Louis-Dreyfus. These shares and warrants were acquired prior to the time that EMCORE Corporation common stock was registered under the Securities and Exchange Act of 1934.




                              (Page 4 of 6 Pages)

ITEM 2(E).  CUSIP NUMBER:
            290846104

ITEM 3.     Not applicable.

ITEM 4.     OWNERSHIP.


======================================================================================================================
                    Amount            Percent       Sole             Shared            Sole             Shared
Entity              Beneficially      of Class      Voting           Voting            Dispositive      Dispositive
                    Owned                           Power            Power             Power            Power
======================================================================================================================
Robert              1,650,045(a)        16.9%             -0-      1,650,045(a)              -0-        1,650,045(a)
Louis-
Dreyfus
======================================================================================================================
Gallium             1,650,045(a)        16.9%       1,650,045            -0-           1,650,045               -0-
Enterprises,
Inc.
======================================================================================================================

(a) Consists of 1,217,510 shares and warrants to purchase 432,535 shares held by Gallium Enterprises Inc. Gallium Enterprises Inc. is controlled by Robert Louis-Dreyfus.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10. CERTIFICATION.

                  Not applicable.



                              (Page 5 of 6 Pages)

                                    SIGNATURE

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.



February 10, 1998


                                         Robert Louis-Dreyfus



                                         ______________________________
                                         Name: Thomas G. Werthan
                                         Title:  Attorney-in-fact




                                         Gallium Enterprises Inc.



                                         ______________________________
                                         Name:   Thomas G. Werthan
                                         Title:  Attorney-in-fact






                              (Page 6 of 6 Pages)